LIMITED POWER OF ATTORNEY - SECURITIES LAW COMPLIANCE

The undersigned, being a person or entity subject to the reporting obligations of the Securities and Exchange Act of 1934, as amended (the "Act"), due to or with respect to his, her or its ownership of securities of Martha Stewart Living Omnimedia, Inc. (the "Corporation"), hereby constitutes and appoints each of Gregory E. Barton, Howard Hochhauser, William Stern, and their respective designees, as the undersigned's true and lawful attorney-in-fact and agent to complete and execute such Forms 3, 4 and 5 and any other forms as such attorneys shall in their discretion determine to be required or advisable pursuant to
Section 16 of the Act, and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of the Corporation, and to take all actions necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Corporation and such other person or agency as the attorneys shall deem appropriate. The undersigned hereby ratifies and confirms every act that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.
This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Corporation unless earlier revoked by the undersigned in a writing delivered to the foregoing attorneys-in-fact.

This Limited Power of Attorney is executed as of the date set forth below.


/s/ Charles A. Koppelman
Signature

Charles A. Koppelman
Type or Print Name

Dated:  November 6, 2007